Exhibit 23.7

Consent

To: Ivanhoe Electric Inc. (the “Company”)

Re: Current Report on Form 8-K and the Registration Statements on Form S-3 (File No. 333-295464, 333-269029 and 333-280018) and Form S-8 (File Nos. 333-274241, 333-269490, 333-266227, 333-277101 and 333-284755) (collectively, the “Registration Statements”) of the Company.

Life Cycle Geo, LLC is the authoring firm of parts of the report titled “S-K 1300 Preliminary Feasibility Study & Technical Report Summary, Santa Cruz Copper Project, Arizona” dated September 23, 2026, regarding the mining property known as the Santa Cruz Project (the “Project”) which was prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Ivanhoe Electric Inc. (the “Expert Report”).

Life Cycle Geo, LLC understands that the Company wishes to make reference to Life Cycle Geo, LLC’s name and the Expert Report in its Current Report on Form 8-K dated the date hereof (the “Form 8-K”), and to incorporate by reference certain information in the Registration Statements. Life Cycle Geo, LLC further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form 8-K related to the Project. Life Cycle Geo, LLC has been provided with a copy of the Form 8-K, and has reviewed the proposed disclosure identified above.

Accordingly, Life Cycle Geo, LLC does hereby consent to:

•	the use of, and references to, its name in the Form 8-K;

•	the use of, and references to, the Expert Report in the Form 8-K, including the filing of the Expert Report as an exhibit to the Form 8-K;

•	the use of, in the Form 8-K, extracts and information from the Expert Report, or portions thereof; and

•	the incorporation by reference of the foregoing items in the Registration Statements.

Dated: September 23, 2026

By:	/s/ Life Cycle Geo, LLC
Life Cycle Geo, LLC